UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                               SCHEDULE 13G



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. EIGHT)*


                     Integrated Device Technology, Inc.
_________________________________________________________________________
                             (Name of Issuer)

                               Common Stock
_________________________________________________________________________
                       (Title of Class of Securities)

                               458118-10-6
                       ____________________________
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
___________________________________________________________________________
| 1 |  NAME OF REPORTING PERSON
|   |  SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
|   |
|   |   Carl E. Berg
|   |   ###-##-####
|   |
___________________________________________________________________________
| 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
|   |
|   |                              (a)  [   ]
|   |                              (b)  [   ]
|   |
___________________________________________________________________________
| 3 |  SEC USE ONLY
|   |
|   |
|   |
|   |
___________________________________________________________________________
| 4 |  CITIZENSHIP OR PLACE OF ORGANIZATION
|   |
|   |   United States
|   |
___________________________________________________________________________
|               | 5 |  SOLE VOTING POWER
|               |   |
| NUMBER OF     |   |           At December 31, 1994:  1,671,954
|   SHARES      |   |______________________________________________________
|BENEFICIALLY   | 6 |  SHARED VOTING POWER
|  OWNED BY     |   |
|    EACH       |   |           At December 31, 1994:  106,400
|  REPORTING    |   |______________________________________________________
|   PERSON      | 7 |  SOLE DISPOSITIVE POWER
|    WITH       |   |
|               |   |           At December 31, 1994:  1,671,954
|               |   |______________________________________________________
|               | 8 |  SHARED DISPOSITIVE POWER
|               |   |
|               |   |           At December 31, 1994:  106,400
|               |   |
___________________________________________________________________________
| 9 |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|   |
|   |   1,798,354 includes 20,000 shares subject to options that were
|   |   exercisable within 60 days of 12-31-94.
___________________________________________________________________________
|10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|   |
|   |   [X]
|   |
__________________________________________________________________________
|11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
|   |
|   |   4.7%
|   |
__________________________________________________________________________
|12 |  TYPE OF REPORTING PERSON
|   |
|   |   IN
|   |
__________________________________________________________________________
Item 1(a).      Name of Issuer
_________       ______________

                Integrated Device Technology, Inc.


Item 1(b).      Address of Issuer's Principal Executive Offices
_________       _______________________________________________

                2975 Stender Way, Santa Clara, California 95054


Item 2(a).      Name of Person Filing
_________       _____________________

                Carl E. Berg


Item 2(b).      Address of Principal Business Office or, if none,
_________       Residence
                _________________________________________________

                c/o Berg and Berg Developers
                10050 Bandley Drive
                Cupertino, California 95014


Item 2(c).      Citizenship
_________       ___________

                United States


Item 2(d).      Title of Class of Securities
_________       _____________________________

                Common Stock


Item 2(e).      CUSIP Number
_________       ____________

                458118-10-6


Item 3.         If this statement is filed pursuant to Rules 13d-1(b) or
______          13d-2(b), check whether the person filing is a:
                ________________________________________________________

                Not Applicable


Item 4.         Ownership
______          _________

        (a) Amount Beneficially Owned:    1,798,354
                                       _________________________________

        (b) Percent of Class:    4.7%
                               _________________________________________

        (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote
                     1,671,354
                 _________________________________________________________

                 (ii) shared power to vote or to direct the vote
                       106,400
                 _________________________________________________________

                 (iii) sole power to dispose or to direct the
                 disposition of
                     1,671,354
                 _________________________________________________________

                 (iv) shared power to dispose or to direct the
                 disposition of
                       106,400
                 _________________________________________________________

                 78,900 of the shares which are the subject of this
                 Schedule 13D are held in trust for Mr. Berg's child and 27,500 of the shares which are the subject of this
                 Schedule 13D are held by Mr. Berg's spouse as separate property. The filing of this Amendment No. Eight shall not be construed as an admission that Mr. Berg is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of such 106,400 shares.

Item 5.         Ownership of Five Percent or Less of a Class
______          ____________________________________________

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.         Ownership of More than Five Percent on Behalf of Another
______          Person
                __________________________________________________________

                Not Applicable

Item 7.         Identification and Classification of the Subsidiary Which
______          Acquired the Security Being Reported on by the Parent
                Holding Company
                ___________________________________________________________

                Not Applicable

Item 8.         Identification and Classification of Members of the Group
______          ___________________________________________________________

                Not Applicable

Item 9.         Notice of Dissolution of Group
______          ______________________________

                Not Applicable

Item 10.        Certification
_______         _____________

                Not Applicable


Signature.
_________

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            February 7, 1995
                ____________________________________
                                 Date


                            /s/ CARL E. BERG
                ____________________________________
                               Signature


                            Carl E. Berg
                ____________________________________
                             Name/Title